Exhibit 10.2
AGREEMENT
THIS AGREEMENT is made as of the 2nd day of March, 2026.
BETWEEN:
BAUSCH HEALTH COMPANIES INC., a corporation incorporated under the laws of British Columbia (the “Company”)
– and –
SEANA CARSON, an individual resident in the Province of Ontario (the “Executive”)
RECITALS:
(A)The Company has established a 2014 Omnibus Incentive Plan, as amended and restated effective as of May 14, 2024 (the “Plan”), pursuant to which the Executive was granted a Share Unit Award in the form of performance share units (the “PSUs”) on March 2, 2023, as evidenced by a share unit grant agreement in respect of such award (the “Grant Agreement”).
(B)In connection with such Share Unit Award, the Executive holds 137,922 PSUs which are expected to vest on March 3, 2026 in accordance with the terms of the Grant Agreement and the Plan (the “Vested PSUs”).
(C)The Vested PSUs entitle the Executive to receive an equal number of common shares in the capital of the Company (the “Subject Shares”) upon settlement.
(D)The Executive desires to dispose of the Vested PSUs to the Company, and the Company desires to acquire the Vested PSUs, in exchange for an aggregate cash payment equal to the value of the Subject Shares.
(E)It is the intention of the parties that: (i) paragraph 7(1)(b) of the Income Tax Act (Canada) apply to the disposition by the Executive of the Vested PSUs to the Company; and (ii) the implementation of this Agreement does not constitute the granting of a new Share Unit Award or additional compensation for the Executive pursuant to the Plan or otherwise.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Definitions and Interpretation
1.1Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Plan.
2.Disposition of Vested PSUs
2.1The Executive hereby irrevocably disposes of, transfers, assigns and surrenders to the Company all of the Executive’s right, title and interest in and to the Vested PSUs, free and clear of all encumbrances, liens and claims of any kind.
2.2Upon receipt of the Cash Payment (as defined below), the Executive shall cease to be the holder of the Vested PSUs, the Vested PSUs shall terminate and the Executive shall have no further rights in respect of the Vested PSUs or any Subject Shares that would otherwise have been issuable thereunder.

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3. Cash Payment
3.1In consideration for the disposition of the Vested PSUs, the Company shall pay to the Executive a cash amount equal to the Market Price of the number of Subject Shares underlying the Vested PSUs, determined as of the Vesting Date (the “Cash Payment”).
3.2The Cash Payment shall be made by the Company to the Executive as soon as administratively practicable after the Vesting Date (the ”Settlement Date”); provided that, notwithstanding anything in the Plan or the Grant Agreement to the contrary, any remaining right to a payment of the Award will be forfeited in the event of the Executive’s Termination of Service by the Company for cause prior to the Settlement Date or if the Executive violates any post-employment obligation that the Executive may have to the Company or any of its Subsidiaries, including the restrictive covenants set forth in Sections 8 and 9 of the Grant Agreement.
4.Tax Withholdings
4.1The Executive acknowledges that the Cash Payment is subject to withholding taxes and other source deductions required by law. The Company shall deduct and withhold from the Cash Payment all amounts required to be deducted or withheld under applicable federal, state. provincial or other tax laws and shall remit such amounts to the appropriate governmental authorities.
5.General Provisions
5.1This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect thereto.
5.2This Agreement may not be amended or modified except by written instrument signed by both parties.
5.3This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Ontario.
5.4This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, legal personal representatives, successors and permitted assigns.
5.5This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by electronic transmission shall be equally effective as delivery of an original executed counterpart.
[signature page follows]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

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BAUSCH HEALTH COMPANIES INC.
Per:	/s/ KATHLEEN B. FITZPATRICK
Name: Kathleen B. Fitzpatrick
Title: Chief Human Resources & Communication Officer

/s/ SEANA CARSON
Name: Seana Carson

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